Exhibit 10.3

SEITEL, INC.

Summary of Amendment to 2005 Non-Employee Director

and Updates to Executive Officer Compensation and Incentive Arrangements

Non-Employee Director Compensation Amendment

            On May 23, 2005, the independent directors of the board of directors (the "Board") of Seitel, Inc. (the "Company") voted to reduce the compensation of Fred S. Zeidman, as Chairman of the Board, from $250,000 per year to $100,000 per year, effective July 1, 2005.  The Board made this decision based on the recommendation of its compensation committee.

Executive Officer Compensation Updates

            On July 14, 2005, the Company made grants of restricted common stock, par value $.01 per share (the "Common Stock"), to its named executive officers as follows:

Kevin Callaghan, Chief Operating Officer and Executive Vice President	100,000 shares

Robert Simon, President-Seitel Data, Ltd.	75,000 shares

Marcia Kendrick, Senior Vice President, Chief Accounting Officer, Treasurer, Acting Chief Financial Officer and Acting Secretary	36,000 shares

Garis Smith, President Olympic Seismic, Ltd.	50,000 shares

            With the exception of Marcia Kendrick, these awards were made to the executives in addition to and outside of the Company's annual incentive plan established in January of 2005 (the "Incentive Plan").  These additional awards were made in recognition of the executive's performance and contributions to the Company in the first six months of 2005.

            Marcia Kendrick was added to the category of executive officers eligible for guaranteed stock options or other equity-based awards ("Key Executive Awards") under the Incentive Plan.  Ms. Kendrick's award of 36,000 shares of restricted Common Stock represents her 2005 Key Executive Award, which was based on the July 14, 2005 closing price of the Common Stock ($1.39 per share).  This Key Executive Award represents approximately 25% (Ms. Kendrick's target for Key Executive Awards) of her base salary.

            Garis Smith was determined by the Board to be an executive officer, as defined by the rules promulgated under the Securities Exchange Act of 1934, as amended, on May 23, 2005.  Mr. Smith is the president of Seitel, Inc.'s wholly owned subsidiary, Olympic Seismic, Ltd.  His annual base salary is $240,000 (Canadian dollars) and he is eligible for cash bonuses and Performance Equity Awards under the Incentive Plan.  Under the Incentive Plan, Mr. Smith's target for a cash bonus is 45% of his base salary and his target for a Performance Equity Award is 50% of his cash bonus amount.  In addition, on February 15, 2005, Mr. Smith was granted 48,000 shares of restricted Common Stock.

            All of the above described restricted stock grants will vest as to one-third of the shares on each of first, second and third anniversary of the grant date.  Each of the restricted stock grants will be 100% vested on the date immediately preceding a change in control, and upon termination resulting from the executive's death or disability.  These grants were made under Seitel's 2004 Stock Option Plan and subject to the form of Restricted Stock Award Agreement filed as Exhibit 10.2 to Seitel's 2004 Form 10-K.

            William Restrepo joined the Company as its chief financial officer, executive vice president and secretary on July 25, 2005.  Mr. Restrepo's annual base salary is $240,000 and he was granted 90,000 shares of restricted Common Stock as an inducement award on that date.  His employment agreement and restricted stock agreement are filed as Exhibits 10.1 and 10.2, respectively, to the Company's Form 10-Q for the quarterly period ended June 30, 2005.  Under the Incentive Plan, Mr. Restrepo's targets are as follows: 50% of base salary for cash bonuses and Key Executive Awards; and 50% of his cash bonus amount for Performance Equity Awards.  His 2005 cash bonus will be prorated in the discretion of the compensation committee because of his July 25, 2005 commencement date.  Likewise, his 2005 Key Executive Award and any 2005 Performance Equity Award will reflect proration.  The Key Executive Award will be valued at approximately $52,600 on the date of grant (expected in early January 2006).